Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 (No. 333-272312) and related Prospectus of Old National Bancorp for the registration of shares of its common stock and to the inclusion therein of our report dated March 26, 2024, with respect to the consolidated financial statements of Bremer Financial Corporation as of and for the years ended December 31, 2023 and 2022 appearing therein and in the Current Report on Form 8-K of Old National Bancorp dated November 25, 2024.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

November 25, 2024